Exhibit 10.5

STERLING BANCSHARES, INC.

PHANTOM SHARE AGREEMENT

THIS PHANTOM SHARE AGREEMENT (this “Agreement”) is made as of August 9, 2006 (the “Grant Date”), between Sterling Bancshares, Inc., a Texas corporation (the “Company”), and ALLEN DAVID BROWN (the “Employee”) and is made pursuant to and subject to the provisions of the Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan, and any amendments thereto (the “Plan”). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning given to them in the Plan.

WHEREAS, the Company and Employee are parties to that certain Restricted Stock Agreement dated 1/1/2006 (the “Prior Restricted Stock Agreement”), pursuant to which Employee was awarded 2,000 shares of Restricted Stock (the “Prior Restricted Stock”);

WHEREAS, the Employee and the Company have agreed to cancel the remaining shares of the Prior Restricted Stock and the Prior Restricted Stock Agreement and to enter into this Agreement evidencing the Company’s grant of the Phantom Shares as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Grant of Phantom Share. As of the Grant Date, the Company hereby grants to the Employee 2,000 Phantom Shares pursuant to the Plan. This grant of Phantom Shares does not include tandem Dividend Equivalent Rates (“DERs”).

2. Vesting. Except as provided in Paragraph 3 below, the Phantom Shares will vest as follows:

Anniversary of the Grant Date	Vested Percentage
1/1/2007	25%
01/01/2008	25%
01/01/2009	25%
01/01/2010	25%

3. Events Occurring Prior to Vesting.

(a) Death or Disability. If the employment of the Employee with the Company terminates as a result of the Employee’s death or a disability that entitles the Employee to disability benefits under the Company’s long-term disability plan, the Phantom Shares shall become 100% vested upon such termination.

(b) Other Terminations. If the employment of the Employee with the Company is terminated for any reason other than as provided in (a) above (including if the Employee’s employer ceases to be an Affiliate of the Company), all Phantom Shares then held by the Employee shall be forfeited immediately without payment upon such termination.

(c) Change of Control. Notwithstanding any other provision hereof, the Phantom Shares shall become 100% vested upon the occurrence of a Change of Control.

For purposes of this Paragraph 3, “employment with the Company” shall include being an Employee or a Director of, or a Consultant to, the Company or an Affiliate. However, if the Award is subject to Section 409A of the Code, whether there has been a termination of employment with the Company will be determined in accordance with the regulations issued under Section 409A.

4. Payment of Vested Phantom Shares. On each vesting date, the Company shall pay the Employee with respect to each Phantom Share that becomes vested on such date a share of Common Stock of the Company.

5. Withholding of Tax and Tax Elections. To the extent that the receipt of the Phantom Shares or the vesting of a Phantom Share results in compensation income to the Employee, the Employee shall deliver to the Company at the time of such receipt or vesting, as the case may be, such amount of money as the Company may require to meet its tax withholding obligation under applicable laws or make such other arrangements to satisfy such withholding obligation as the Company, in its sole discretion, may approve. In addition, the Company may withhold shares of stock of the Company (valued at their fair market value on the date of withholding of such shares) otherwise to be issued upon vesting to satisfy its withholding obligations.

6. Limitations Upon Transfer. All rights of the Employee under this Agreement belong to the Employee and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order”, and shall not be subject to execution, attachment, or similar process.

7. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at his principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8. Amendment. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by the Employee or by any employee, officer, or representative of the Company or by any written agreement unless signed by the Employee and by an officer of the Company who is expressly authorized by the Company to execute such document.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

10. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

11. Preeminence. This Agreement supersedes and replaces in full the Prior Restricted Stock Agreement which from and after the Grant Date shall be deemed terminated and shall no longer be effective. Notwithstanding the foregoing provision, the termination of the Prior Restricted Stock Agreement shall not affect the shares of the Company’s Common Stock previously issued to the Employee upon the vesting and lapse of the restrictions in accordance with the terms of the Prior Restricted Stock Agreement.

12. Conflicts. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all effective as of the Grant Date.

Please execute this Agreement by signing and returning all pages to Mike Berry, Human Resources Department. Please make a copy of this Agreement for your records.

STERLING BANCSHARES, INC

By:	/s/ Wanda Dalton
Wanda Dalton
Executive Vice President and
Chief Human Resource Officer

EMPLOYEE

/s/ Allen David Brown
ALLEN DAVID BROWN